Exhibit 10.7

TENTH MODIFICATION OF OFFICE LEASE

THIS TENTH MODIFICATION OF OFFICE LEASE (this “Tenth Modification”) is entered into as of the              day of             , 2004 (the “Effective Date”), by and between CRESCENT REAL ESTATE FUNDING I, L.P., a Delaware limited partnership (“Landlord”), and WESTWOOD MANAGEMENT CORP., a New York corporation (“Tenant”).

RECITALS:

A. The Crescent, a Texas joint venture, predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease dated April 9, 1990 (the “Original Lease”), covering certain space therein designated as Suite 1110, containing approximately 1,621 rentable square feet (the “Original Premises”), located on the 11th floor of the 300 portion of the office building commonly known as The Crescent®, and located at 100, 200 and 300 Crescent Court, Dallas, Dallas County, Texas (the “Office Building”).

B. The Original Lease has been amended by: (i) that certain First Modification of Office Lease dated September 11, 1991 (the “First Modification”), pursuant to which the Original Premises were expanded to include an additional 1,783 rentable square feet to consist of a total of 3, 404 rentable square feet; (ii) that certain Second Modification of Office Lease dated September 27, 1991 (the “Second Modification”), pursuant to which an error in the amount of the monthly installments of Basic Rental was corrected; (iii) that certain Third Modification of Office Lease dated October 5, 1994 (the “Third Modification”), pursuant to which Tenant relocated to Suite 1320, containing approximately 5,322 rentable square feet located in 300 Crescent Court, Dallas, Texas (the “New Premises”); (iv) that certain Letter Agreement dated June 15, 1995 (the “Letter Agreement”), pursuant to which the term of the Original Lease was extended for an additional five (5) years, through and including March 31, 2000; (v) that certain Fourth Modification of Office Lease dated April 26, 1996 (the “Fourth Modification”), pursuant to which the New Premises were expanded to include an additional 2,691 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “First Expansion Space”) and an additional 1,770 rentable square feet located in 300 Crescent Court, Dallas, Texas (the Second Expansion Space”) and the term of the Original Lease was extended through June 30, 2001; (vi) that certain Fifth Modification of Office Lease dated May 30, 1996 (the “Fifth Modification”), pursuant to which the New Premises were expanded to include an additional 167 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Third Expansion Space”); (vii) that certain Sixth Modification of Office Lease dated September 18, 1997 (the “Sixth Modification”), pursuant to which the New Premises were expanded to include an additional 1,038 rentable square feet located at 200 Crescent Court, Dallas, Texas (the “Fourth Expansion Space”); (viii) that certain Seventh Modification of Office Lease dated June 24, 1998 (the “Seventh Modification”), pursuant to which the New Premises were reduced by approximately 3,896 rentable square feet of space located at 200 Crescent Court, Dallas, Texas (the “Released Space”) and expanded to include an additional 5,818 rentable square feet located on the thirteenth floor of 200 and 300 Crescent Court, Dallas, Texas (the “Fifth Expansion Space”); (ix) that certain Eighth Modification of Office Lease dated September 21, 1998 (the “Eighth Modification”), pursuant to which the New Premises were expanded to include an additional

665 rentable square feet located on the thirteenth floor of 200 Crescent Court, Dallas, Texas (the “Sixth Expansion Space”); and (x) that certain Ninth Modification of Office Lease dated November 25, 2003 (the “Ninth Modification”), pursuant to which the New Premises, together with the First Expansion Space, Second Expansion Space, the Third Expansion Space, the Fourth Expansion Space, the Fifth Expansion Space, the Sixth Expansion Space and reduced by the Released Space were substituted with approximately 22,002 rentable square feet on the twelfth floor of 200 Crescent Court, Dallas, Texas (the “Substitution Space”).

C. The Original Lease, as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification, the Sixth Modification, the Seventh Modification, the Eighth Modification and the Ninth Modification is hereinafter collectively referred to as the “Lease”. Unless otherwise expressly provided herein, capitalized terms used herein shall have the same meanings as designated in the Lease.

D. Landlord and Tenant acknowledge that the rentable square footage of the Substitution Space was incorrectly stated in the Ninth Modification. And as a result, Landlord and Tenant desire to amend and modify the Lease in certain respects as provided herein.

AGREEMENT:

In consideration of the sum of Ten and No/100 Dollars ($10.00), the mutual covenants and agreements contained herein and in the Lease, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby amend and modify the Lease as follows:

1. Premises. Effective as of the Substitution Space Commencement Date, the number “22,002” on the second line of Section 2 of the Ninth Modification is hereby deleted and the number “21,587” is substituted in lieu thereof; and Exhibit A to the Ninth Modification is hereby deleted and Exhibit A attached to this Tenth Modification is substituted in lieu thereof. From and after the Substitution Space Commencement Date, as pertaining to all matters in the Lease that vary based upon the rentable square footage of the Premises (including but not limited to Tenant’s proportionate share and the Construction Allowance) shall be based upon 21,587 rentable square feet in the Premises.

2. Basic Rental. Effective as of the Substitution Space Commencement Date, the Basic Rental schedule in Section 4 of the Ninth Modification is hereby deleted and the following substituted in lieu thereof:

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LEASE MONTHS	ANNUAL BASIC RENTAL RATE PER RENTABLE SQUARE FOOT	MONTHLY BASE RENT
1-2	$0.00	$0.00
3-12	$25.00	$44,972.92
13-14	$0.00	$0.00
15-24	$26.00	$46,771.83
25-36	$27.00	$48,570.75
37-48	$28.00	$50,369.67
49-60	$29.00	$52,168.58
61-72	$30.00	$53,967.50
73-84	$31.00	$55,766.42

3. Broker. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with this Tenth Modification, other than Paul Whitman with The Staubach Company (the “Broker”) whose commission shall be paid, if any is due, by Landlord in accordance with a separate agreement between Landlord and Broker. Tenant shall indemnify, defend, and hold Landlord harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation, attorneys’ fees and costs) with respect to any leasing commission or other compensation alleged to be owing on account of Tenant’s dealing with any real estate broker or agent other than the Broker.

4. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery of this Tenth Modification. If Tenant fails to execute and deliver a signed copy of this Tenth Modification to Landlord by 5:00 p.m. (Dallas, Texas time), on February 27, 2004, it shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this document shall constitute Landlord’s agreement to waive Tenant’s failure to meet the foregoing deadline.

5. Miscellaneous. This Tenth Modification shall become effective only upon full execution and delivery of this Tenth Modification by Landlord and Tenant. This Tenth Modification contains the parties’ entire agreement regarding the subject matter covered by this Tenth Modification, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Tenth Modification. Except as modified by this Tenth Modification, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Tenth Modification, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.

EXECUTED as of the day and year first above written.

LANDLORD:

CRESCENT REAL ESTATE FUNDING I, L.P.,

a Delaware limited partnership

By	CRE Management I Corp.,
a Delaware corporation, its general partner

By:

Name:
Title:

TENANT:

WESTWOOD MANAGEMENT CORP.,

a New York corporation

By:

Name:

Title:

EXHIBIT A

SUBSTITUTION SPACE

Revised